                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

    Filed by the Registrant [ ]
    Filed by a Party other than the Registrant [ ]
    Check the appropriate box:

    [ ] Preliminary Proxy Statement                       [ ] Confidential, for Use of the Commission
                                                          Only (as permitted by Rule 14a-6(e)(2))

    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                 HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

[HARMAN INTERNATIONAL LOGO]
                                                    HARMAN INTERNATIONAL
                                                  INDUSTRIES, INCORPORATED
                                              1101 Pennsylvania Avenue, N.W.,
                                                         Suite 1010
                                                   Washington, D.C. 20004

                                                     September 11, 2000

Dear Harman International Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held on Thursday, November 9, 2000 at 11:00 a.m. at the Chase Manhattan Bank, 270 Park Avenue, New York, New York. Information about the meeting, the nominees for Director and other action to be taken is presented in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

     In addition to presenting formal items of business, management will report at the meeting on our Company's operations during fiscal year 2000. The report will be followed by a question and answer period.

     It is important that your shares be represented at the meeting regardless of the number of shares you hold. To ensure representation of your shares, please sign, date and return the enclosed proxy card promptly.

     We look forward to seeing you on November 9th.

                                         Sincerely,

                                         /s/ Sidney Harman

                                         Sidney Harman
                                         Executive Chairman

[HARMAN INTERNATIONAL LOGO]
                          HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 9, 2000

                            ------------------------

     The 2000 Annual Meeting of Stockholders of Harman International Industries, Incorporated ("Company") will be held at Chase Manhattan Bank, 270 Park Avenue, New York, New York on November 9, 2000 at 11:00 a.m. for the following purposes:

        (1) To elect three directors, each to serve for a three-year term expiring at the 2003 Annual Meeting of Stockholders;

        (2) To amend the Company's Restated and Amended Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock; and

        (3) To transact other business that properly comes before the meeting.

     Stockholders of record as of the close of business on September 11, 2000 are entitled to notice of, and to vote at, the meeting.

     If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card.

                                            By Order of the Board of Directors

                                            /s/ Frank Meredith

                                            Frank Meredith
                                            Secretary

Washington, D.C.
September 11, 2000

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, PLEASE VOTE BY SIGNING, DATING AND
  RETURNING THE ENCLOSED PROXY AS SOON AS POSSIBLE USING THE ENCLOSED POSTAGE
                               PREPAID ENVELOPE.

                 HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
                         1101 PENNSYLVANIA AVENUE, N.W.
                                   SUITE 1010
                             WASHINGTON, D.C. 20004

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement provides you with information in connection with the solicitation of proxies by the Board of Directors ("Board") of Harman International Industries, Incorporated ("Company") for use at the 2000 Annual Meeting of Stockholders or any adjournment ("Meeting"). This Proxy Statement also provides you with information you will need in order to consider and to act upon the matters specified in the accompanying Notice of Annual Meeting. This Proxy Statement and the enclosed proxy card were first sent or given to stockholders on or about September 11, 2000.

     Holders of record of the Company's common stock ("Common Stock"), as of the close of business on September 11, 2000 are entitled to vote at the Meeting. Each stockholder of record as of that date will be entitled to one vote for each share of Common Stock held. On September 11, 2000, there were 18,797,547 shares of Common Stock outstanding, of which 16,299,447 shares were voting and 2,568,100 shares were non-voting treasury shares.

     You cannot vote your shares of Common Stock at the Meeting unless you are present or represented by proxy. You may revoke your proxy at any time prior to the vote at the Meeting by (a) giving written notice revoking your proxy, or delivering a new proxy, to the Company at the above address, or (b) voting in person at the Meeting.

     All properly executed proxies, unless revoked in accordance with the preceding instructions, will be voted at the Meeting in accordance with the directions in the proxy. With respect to the election of three Directors to serve until the 2003 Annual Meeting, stockholders voting by proxy may vote in favor of all of the nominees, may withhold their vote for all of the nominees or may withhold their vote as to a specific nominee. With respect to the proposal to increase the number of authorized shares of Common Stock, stockholders voting by proxy may vote in favor of or against the proposal or may abstain.

     If no specific instructions for the matters to be acted upon at the Meeting are given in a properly executed proxy, the shares of Common Stock represented by the proxy will be voted (i) FOR the election of the three nominees for Director listed under the caption "Election of Directors," and (ii) FOR the adoption of the proposed amendment of the Company's Restated and Amended Certificate of Incorporation to increase the number of authorized shares of Common Stock as described under the caption "Increase in the Number of Authorized Shares of Common Stock."

     In order to validly conduct business at the Meeting, a majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Meeting. Abstentions and non-votes are counted as being represented at the Meeting.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     Three Directors will be elected at the Meeting. This section contains information relating to the three nominees for Director and the Directors whose terms of office extend beyond the Meeting. The nominees for Director, if elected, will serve for a three-year term expiring at the 2003 Annual Meeting. The Board expects that the nominees will be available for election at the time of the Meeting. If, for any reason, a nominee should become unavailable for election the shares of Common Stock voted "FOR" that nominee by proxy will be voted for a substitute nominee designated by the Board, unless the Board reduces the number of Directors.

     The candidates for Directors will be elected by the affirmative vote of a plurality of the shares of Common Stock actually voted in person or by proxy at the Meeting. Any action other than a vote "FOR" a nominee Director (including abstentions and broker non-votes) will be counted as a vote against the nominee.

     The Board recommends a vote "FOR" election of all of the nominees.

NOMINEES TO BE ELECTED AT THE MEETING

     Gregory P. Stapleton, age fifty-four, has been President of the Company since July 2000, Chief Operating Officer of the Company since 1998 and a Director of the Company since 1997. Mr. Stapleton also served as President of the Company's OEM Group from 1987 to 1998. Prior to his association with the Company, he was Senior Vice President of General Electric Venture Capital Corporation from 1986 to 1987 and was General Manager, Industrial Products Section, in the Factory Automation Products Division of General Electric Corporation from 1982 to 1985.

     Edward H. Meyer, age seventy-three, has been a Director of the Company since 1990. Mr. Meyer has been the Chairman of the Board, Chief Executive Officer and President of Grey Global Group, Inc., New York, New York since 1970. Mr. Meyer also serves as a Director for Ethan Allen Interiors, Inc.

     Stanley A. Weiss, age seventy-three, has been a Director of the Company since 1997. From 1991 to 1997, Mr. Weiss served as Chairman of American Premier, Inc., a private mining, refractories, chemicals and mineral processing company. Prior to that he was Chairman and President of American Minerals. Mr. Weiss is also founder and Chairman of Business Executives for National Security (BENS).

DIRECTORS WHOSE TERMS EXTEND BEYOND THE MEETING

     Sidney Harman, Ph.D., age eighty-two, has been Executive Chairman of the Board since July 2000 and has served as Chairman of the Board and as a Director of the Company since the Company's founding in 1980. Dr. Harman also served as Chief Executive Officer of the Company from 1980 to 1998. Dr. Harman served as Deputy Secretary of Commerce of the United States from 1977 through 1978. His current term as a Director expires at the 2002 Annual Meeting.

     Bernard A. Girod, age fifty-eight, has been Vice Chairman of the Board since July 2000, Chief Executive Officer of the Company since 1998 and a Director of the Company since 1993. Mr. Girod also served as President of the Company from 1994 to 1998, Chief Operating Officer of the Company from 1993 to 1998, Secretary of the Company from 1992 to 1998 and Chief Financial Officer of the Company from 1986 to 1995 and from 1996 to 1997. Mr. Girod's term as a Director expires at the 2001 Annual Meeting.

     Shirley Mount Hufstedler, age seventy-five, has been a Director of the Company since September 1986. Ms. Hufstedler has been in private law practice for the past eighteen years. Since 1995, she has been with the law firm of Morrison & Foerster, LLP and from 1981 to 1995 was with the firm of Hufstedler & Kaus. She served as Secretary of Education of the United States from 1979 to 1981 and as a judge on the United States Court of Appeals for the Ninth Circuit from 1968 to 1979. Ms. Hufstedler is Director Emeritus of US West, Inc. and Hewlett-Packard Company. Her term as a Director expires at the 2002 Annual Meeting.

     Ann McLaughlin, age fifty-eight, has been a Director of the Company since 1995. She served as Secretary of Labor of the United States from 1987 until 1989. Ms. McLaughlin is a Director of AMR Corporation (and its subsidiary, American Airlines), Donna Karan International Inc., Fannie Mae, Host Marriott Corporation, Kellogg Company, Microsoft Corporation, Nordstrom, Inc. and Vulcan Materials Company. She is a current Director and a past Chairman of the Aspen Institute, and is also a member of the Board of Overseers of the Wharton School of the University of Pennsylvania. Her term as a Director expires at the 2001 Annual Meeting.

          INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                             (ITEM 2 ON PROXY CARD)

     The Board adopted a resolution to amend the Company's Restated and Amended Certificate of Incorporation ("Proposed Amendment") to increase the number of authorized shares from 55,000,000 shares, consisting of 50,000,000 shares of Common Stock having a par value of $.01 per share and 5,000,000 shares of preferred stock having a par value of $.01 per share ("Preferred Stock"), to 105,000,000 shares, consisting of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

     As of September 11, 2000, 18,797,547 shares of Common Stock were issued and outstanding and 3,230,913 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options. The Company's authorized but unissued Preferred Stock may be issued with such rights, preferences and limitations as the Board may determine from time to time. As of August 1, 2000, no shares of Preferred Stock were issued and outstanding.

     On August 16, 2000, the Company announced a two-for-one stock split as approved by the Board. The stock split is scheduled to take effect on or about September 19, 2000, after the date of this Proxy Statement. Following the stock split, it is anticipated that the Company will have 44,056,920 shares of Common Stock issued and outstanding and reserved for issuance. The Board believes that, if the number of authorized shares is not increased, there may be insufficient authorized Common Stock for further stock dividends, further stock splits, further stock and option grants, future acquisitions, future transactions, convertible debt and equity financing and other general corporate purposes. In order to assure greater flexibility in the conduct of business and sufficient room for the Company's growth, the Board proposes to double the number of authorized shares of Common Stock from 50,000,000 to 100,000,000. The Company has no immediate plans, agreements or commitments concerning the proposed additional shares of Common Stock. However, the Board believes that if proposed increases were to be postponed, the delay and expense incident to obtaining stockholder approval at a critical time could significantly impair the Company's ability to consummate an acquisition, meet financing or other objectives, or issue a stock dividend.

     If the Proposed Amendment is approved and adopted, the additional authorized shares of Common Stock will have the same voting and other rights as existing shares of Common Stock. The Board will not seek any further stockholder approval concerning the additional authorized shares of Common Stock unless required by law or by a stock exchange where the shares are listed.

     The Board proposes that the first sentence of Article FOURTH of the Company's Restated and Amended Certificate of Incorporation be revised as follows (underscoring indicates additions and brackets indicates deletions):

          FOURTH: (a) The total number of shares of capital stock which the Corporation is authorized to issue is 105,000,000 [55,000,000] shares, consisting of 5,000,000 shares of Preferred Stock, of the par value $0.01 per share (the "Preferred Stock"), and 100,000,000 [50,000,000] shares of Common Stock, of the par value $0.01 per share (the "Common Stock").

     The adoption of the Proposed Amendment will require the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock.

     The Board recommends a vote "FOR" adoption of the proposed amendment to the Company's Restated and Amended Certificate of Incorporation.

                 THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

     The Board held five meetings during fiscal year 2000. The Board has three standing committees: the Executive Committee, the Audit Committee and the Compensation and Option Committee ("Compensation Committee"). Since the Company does not have a standing committee on nominations, the full Board nominates candidates for Director. Each Director attended at least 75% of the meetings of the Board and the committees on which he or she served, except for Mr. Weiss who attended 63% of these meetings.

     The Executive Committee, consisting of Dr. Harman and Messrs. Girod and Stapleton, held one formal meeting during fiscal year 2000. The Executive Committee is empowered to exercise all power and authority of the Board in the management of the business affairs of the Company when the full Board is not in session, except for matters not permitted to be delegated to it under the Company's Restated and Amended Certificate of Incorporation or By-Laws.

     The Audit Committee, consisting of Mr. Meyer, Mr. Weiss, Ms. Hufstedler and Ms. McLaughlin, held three meetings during fiscal year 2000. The Audit Committee reviews, along with Company management, the internal auditors and the independent auditors, the financial reports and other financial information provided by the Company to governmental bodies or to the public; it monitors the Company's financial reporting process and internal control system; and it recommends independent auditors for the Board's approval.

     The Compensation Committee, consisting of Ms. Hufstedler and Mr. Weiss, held three meetings during fiscal year 2000. The Compensation Committee establishes compensation each year for all of the executive officers, and it reviews these matters with the Executive Chairman and Chief Executive Officer. The Board has delegated to the Compensation Committee authority to decide certain matters relating to the Company's Key Executive Officers Incentive Plan, 1992 Incentive Plan ("1992 Incentive Plan") and retirement plans.

     The Company does not pay fees to Directors who are officers of the Company or its subsidiaries. Non-officer Directors receive an annual fee of $35,000 plus $1,500 for each committee meeting attended on a day other than the day of a Board meeting. The Company reimburses all Directors for expenses incurred for attending meetings.

     The 1992 Incentive Plan provides that each non-officer Director who served during the prior fiscal year and continues to serve on the Board will receive an option to purchase 3,000 shares of Common Stock at the time of each Annual Meeting. Each non-officer Director is eligible for an additional option to purchase 750 shares of Common Stock if the Company achieves a return on consolidated equity for the prior fiscal year of at least 9% but less than 13%, or an additional option to purchase 1,500 shares of Common Stock if the Company achieves a return on consolidated equity of 13% or more. The exercise price of the options is the fair market value of the Common Stock on the date of grant. Each option vests at a rate of 20% per year and expires ten years from the date of grant. At the time of the 1999 Annual Meeting, each non-officer Director received options to purchase 3,000 shares of Common Stock; but they did not receive additional options because the Company did not achieve a return on consolidated equity for fiscal year 1999 of at least 9%. It is anticipated that Ms. Hufstedler, Ms. McLaughlin, Mr. Meyer and Mr. Weiss will each receive options to purchase 3,000 shares and, because the Company achieved a return on consolidated equity of 15.2% for fiscal year 2000, additional options to purchase 1,500 shares.

     To reflect his full engagement in all aspects of the Company's business, Dr. Harman was named Executive Chairman of the Board as of July 1, 2000. Mr. Girod was named Vice Chairman of the Board to reflect his key role at the Company. In addition to his role as Chief Operating Officer, Mr. Stapleton was named President of the Company; and Mr. Meredith, in addition to his role as Chief Financial Officer, was named Executive Vice President.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee implements the Company's executive compensation program pursuant to authority delegated by the Board. As part of its responsibilities, the Compensation Committee establishes the compensation of the Company's executive officers and administers the Company's stock incentive awards to executive officers. The Compensation Committee is comprised of Ms. Hufstedler and Mr. Weiss, both of whom are outside, non-employee Directors.

EXECUTIVE COMPENSATION PROGRAM

     The Company must attract and retain people who have demonstrated superior skills and experience and incentivize them by rewarding outstanding individual performance. The key elements of the Company's executive compensation program are (a) base salaries determined in light of competitive pay analysis and the executive's performance during the prior fiscal year; (b) cash bonus awards tied to either targeted returns on stockholder equity or to Company and individual performance during the prior fiscal year; and (c) grants of stock options to align the interests of management with those of stockholders.

     SALARY. Base salaries are established in light of both competitive pay data and performance review. The Company's competitive pay structure is built by reference to market data and performance is reviewed at the end of the each fiscal year.

     In July 1999, the Compensation Committee reviewed the Company's results of operations for fiscal year 1999 and competitive pay practices data. Some of the data were from surveys furnished by outside compensation consulting firms of compensation practices of companies in the electrical and electronics industries and of companies similar in size to the Company. The survey group differs from the comparison group used in the Company's stock performance graph (see "Stock Price Performance Graph") because the Compensation Committee believes that the survey group offers more reliable information on compensation practices and better represents competitors for executive officer candidates. Consistent with the Company's past practice, the Compensation Committee sought to establish base salaries for fiscal year 2000 at the 50th-75th percentile of base salaries for the survey group of companies.

     BONUS AWARDS. Cash bonus awards are made pursuant to the Key Executive Officers Incentive Plan when specific returns on stockholder equity, as determined by the Compensation Committee for the given fiscal year, are met. Amounts awarded under the Key Executive Officers Incentive Plan are intended to constitute qualified "performance-based compensation" for tax purposes. The targeted return on stockholder equity for fiscal year 2000 of 10% was met; and in August 2000, the Compensation Committee approved bonus awards under the Key Executive Officers Incentive Plan for Dr. Harman and Messrs. Girod, Stapleton and Meredith.

     If no bonus awards are made under the Key Executive Officers Incentive Plan, discretionary bonuses may be awarded based on the financial and operational performance of the Company and the executive officer's achievements as measured against specific performance objectives. Performance objectives vary from officer to officer but normally include business unit financial objectives (such as sales growth targets), other non-financial business objectives (such as timely introduction of new products) and personal development objectives (such as effective interaction with other business units). The Executive Chairman may recommend that the Compensation Committee authorize discretionary bonuses based on performance in these areas.

     EQUITY BASED COMPENSATION. The Company's stock option program is designed to increase share value by aligning executive officers' long-term interests with those of the stockholders.

Executive officers and other key employees are eligible to participate in the program. The Executive Chairman makes recommendations to the Compensation Committee based upon an assessment of the officer's performance and a need for further long-term performance incentives. The Compensation Committee believes that equity incentives for key executive officers align management's and stockholders' objectives and are in the best interests of the Company.

FISCAL YEAR 2000 COMPENSATION FOR THE EXECUTIVE CHAIRMAN AND THE CHIEF EXECUTIVE OFFICER

     SALARY. During fiscal year 2000, Dr. Harman was paid a base salary of $850,000, and Mr. Girod was paid a base salary of $725,000. These salaries were based on their leadership in creating the proper corporate environment and structure for accelerated growth in sales, earnings and share value and the positive results during fiscal year 2000.

     BONUS. Because the targeted return on equity under the Key Executive Officers Incentive Plan was achieved for the year, Dr. Harman and Mr. Girod were each awarded a bonus in the amount of $750,000 by the Compensation Committee under the Key Executive Officers Incentive Plan.

     EQUITY BASED COMPENSATION. Although not awarded in fiscal year 2000, in August 2000 the Compensation Committee granted options to each of Dr. Harman and Mr. Girod to purchase 50,000 shares of Common Stock, at an exercise price of $62.75 per share, the fair market value of the Common Stock on the date of the grant of the options. (See "Summary Compensation Table" for options granted to Dr. Harman and Mr. Girod during fiscal year 2000 and disclosed in last year's Proxy Statement.)

OPTION GRANTS TO OTHER KEY EMPLOYEES

     In August 2000, the Compensation Committee granted options to purchase 50,000 shares of Common Stock to each of Messrs. Stapleton and Meredith at an exercise price of $62.75 per share, the fair market value on the date of the grant of the options. In 1999, the Compensation Committee also approved the grant of options to purchase 7,500 shares of Common Stock to Mr. Palin at an exercise price of $46.875 per share, the fair market value of the Common Stock on the date of the grant of the options.

STATUS OF REPORT

     The foregoing report on 2000 Executive Compensation provided by the Compensation Committee shall not be deemed to be "soliciting material," or to be "filed" with the Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934, as amended.

                                          Shirley Mount Hufstedler
                                          Stanley A. Weiss

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table discloses compensation received by the Company's Executive Chairman, the Chief Executive Officer and the other three most highly paid executive officers for the three fiscal years ending June 30, 1998, 1999 and 2000:

                                               ANNUAL
                                            COMPENSATION             LONG TERM COMPENSATION
                                         -------------------       --------------------------
                                                                   OPTIONS
                                FISCAL                             GRANTED       ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR     SALARY     BONUS         (SHARES)   COMPENSATION(1)
 ---------------------------    ------   --------   --------       --------   ---------------
Sidney Harman                    2000    $850,000   $750,000(2)     50,000        $12,000
  Executive Chairman of the      1999     850,000    425,000            --         12,000
  Board                          1998     850,000    375,000(3)         --         11,500
Bernard A. Girod                 2000     725,000    750,000(2)     50,000         12,000
  Vice Chairman of the Board     1999     583,333    425,000       120,000         12,000
  and Chief Executive Officer    1998     500,000    275,000        40,000         11,500
Gregory P. Stapleton             2000     604,166    750,000(2)     50,000         12,800
  President and                  1999     498,077    425,000       100,000         12,800
  Chief Operating Officer        1998     400,000    350,000        40,000         12,300
Frank Meredith                   2000     433,333    450,000(2)     50,000         12,000
  Executive Vice President and   1999     341,667    250,000        80,000         12,000
  Chief Financial Officer        1998     300,000    150,000        10,000         11,500
William Palin(4)                 2000     260,722     91,038         7,500         25,378
  Vice President -- Controller   1999     246,960     63,092         5,000         24,037
                                 1998     230,538     58,370         5,000         23,074

------------
(1) For Dr. Harman and Messrs. Girod, Stapleton and Meredith, the amounts shown as All Other Compensation represent Company contributions into the Company's Retirement Savings Plan. For Mr. Palin, the amounts represent Company contributions to his Personal Pension Scheme, a defined contribution plan established under the laws of the United Kingdom.

(2) Paid pursuant to the Company's Key Executive Officers Incentive Plan.

(3) Paid pursuant to the Company's Chief Executive Officer Incentive Plan.

(4) Mr. Palin's salary compensation and contributions to his Personal Pension Scheme were converted from British Pounds Sterling to U.S. Dollars using average exchange rates for the periods covered and his bonus compensation was converted at the exchange rate on the date the bonus was awarded.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows grants of stock options under the 1992 Incentive Plan to the named executive officers during fiscal year 2000.

                                         PERCENT OF
                                        TOTAL OPTIONS
                            NUMBER OF    GRANTED TO                                        GRANT DATE
                             OPTIONS    EMPLOYEES IN    EXERCISE PRICE                      PRESENT
           NAME              GRANTED     FISCAL YEAR      ($/SHARE)      EXPIRATION DATE    VALUE(2)
           ----             ---------   -------------   --------------   ---------------   ----------
Sidney Harman(1)..........   50,000          10%           $44.00             7/30/09       $919,464
Bernard A. Girod(1).......   50,000          10%            44.00             7/30/09        919,464
Gregory P. Stapleton(1)...   50,000          10%            44.00             7/30/09        919,464
Frank Meredith(1).........   50,000          10%            44.00             7/30/09        919,464
William Palin(3)..........    7,500           2%            46.875            11/9/09        146,931

---------------
(1) Represents stock options granted on July 30, 1999 under the 1992 Incentive Plan. The exercise price of the option is equal to the fair market value of the Common Stock on the date of grant. Commencing one year from date of grant, the options vest annually at a rate of 20%.

(2) Based on the Black-Scholes option price model, which requires assumptions to be made about the future movement of the stock price. The Company used the following assumptions to estimate the Grant Date Present Value: an estimated dividend yield of $0.20 per share; an estimated risk-free interest rate of 6.84%; an estimated volatility of 34%; and an option term of 2.28 years representing the estimated period from time of vesting until exercise of the options. There is no assurance that the actual value realized by an executive officer will equal the amount estimated based upon the Black-Scholes option pricing model.

(3) Represents stock options granted on November 9, 1999 under the 1992 Incentive Plan. The exercise price of the option is equal to the fair market value of the Common Stock on the date of grant. Commencing one year from the date of grant, the options vest annually at a rate of 20%.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     For each of the named executive officers, the following table shows stock options exercised during fiscal year 2000 and the value of unexercised options as of June 30, 2000.

                        NUMBER                   NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                       OF SHARES                   OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                       ACQUIRED                        YEAR-END                   FISCAL YEAR-END
                          ON        VALUE     ---------------------------   ---------------------------
        NAME           EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           ---------   --------   -----------   -------------   -----------   -------------
Sidney Harman........       --           --     572,250         50,000      $18,234,612    $  850,000
Bernard A. Girod.....       --           --      88,850        166,000        1,881,125     3,229,500
Gregory P.
  Stapleton..........    4,050     $109,302      82,000        152,700        1,726,575     2,946,875
Frank Meredith.......    5,250       99,325      35,200        112,300          724,375     2,152,500
William Palin........       --           --       8,550         16,100          181,900       260,625

DEFERRED COMPENSATION PLAN

     The Company's Deferred Compensation Plan ("Deferred Compensation Plan") provides supplemental retirement benefits for executive officers designated by the Deferred Compensation Plan's administrative committee, the members of which are appointed by the Board. Prior to the beginning of each fiscal year, each participant may elect to defer up to 100% of annual base salary and bonus on a pre-tax basis to a deferral account. These amounts are always fully vested, subject to a 10% penalty on any unscheduled withdrawals. The Company may decide to make contributions on a pre-tax basis to a participant's company contribution account, subject to a vesting schedule. In the event of a change in control, all of a participant's accounts vest immediately and the Company indemnifies the participant for any expense incurred in enforcing the participant's rights.

     Participants specify that portions of their accounts are deemed invested in designated benchmark funds. The Company credits earnings to the accounts based on the rate of return of the designated funds. Upon retirement or termination of employment other than due to death, participants may receive their account balances in the form of a lump sum payment or in annual installments. In the event of death prior to the commencement of benefits or during payment of installments, the balances in a participant's vested accounts as of the date of death are payable to the beneficiaries.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Company's Supplemental Executive Retirement Plan ("Supplemental Plan") provides supplemental retirement, termination and death benefits to key executive officers designated by the Board. Dr. Harman and Messrs. Girod, Stapleton and Meredith have been designated as Supplemental Plan participants. Dr. Harman has 20, Mr. Girod 13, Mr. Stapleton 12 and Mr. Meredith 15 years of service credited under the Supplemental Plan. All Supplemental Plan benefits are subject to deductions for Social Security and Federal, state and local taxes.

     RETIREMENT BENEFITS. Retirement benefits are based on the average of the participant's highest cash compensation (base salary and bonus) during any 5 consecutive years ("Average Cash Compensation"). A participant retiring at age sixty-five or older receives an annual retirement benefit equal to 3 1/3% of Average Cash Compensation per year of service up to a maximum of 50%. If a participant's employment is terminated within 3 years after a change in control, the participant vests with maximum retirement benefits regardless of age or years of service and the Company indemnifies the participant for any expense incurred in enforcing the participant's rights. Unless another form of payment is approved by the Supplemental Plan committee, appointed by the Board, benefits are payable monthly in the form of a life annuity. If the participant dies prior to receiving 10 years of benefits, they are paid to the participant's beneficiary for the remainder of that period.

     The following table sets forth the annual retirement benefits that would be received under the Supplemental Plan at the specified compensation levels after the specified years of service:

                                  YEARS OF SERVICE
               ------------------------------------------------------
REMUNERATION      3          6          9          12          15
------------   --------   --------   --------   --------   ----------
 $  800,000    $ 80,000   $160,000   $240,000   $320,000   $  400,000
    900,000      90,000    180,000    270,000    360,000      450,000
  1,000,000     100,000    200,000    300,000    400,000      500,000
  1,100,000     110,000    220,000    330,000    440,000      550,000
  1,200,000     120,000    240,000    360,000    480,000      600,000
  1,300,000     130,000    260,000    390,000    520,000      650,000
  1,400,000     140,000    280,000    420,000    560,000      700,000
  1,500,000     150,000    300,000    450,000    600,000      750,000
  1,600,000     160,000    320,000    480,000    640,000      800,000
  1,700,000     170,000    340,000    510,000    680,000      850,000
  1,800,000     180,000    360,000    540,000    720,000      900,000
  1,900,000     190,000    380,000    570,000    760,000      950,000
  2,000,000     200,000    400,000    600,000    800,000    1,000,000

     TERMINATION BENEFITS. A participant who retires or whose employment is terminated prior to age sixty-five with at least 15 years of service is entitled to an annual termination benefit equal to 30% of Average Cash Compensation, increased by 4% for each year of service over 15, up to a maximum of 50%. The benefit commences upon the later of termination of the participant's employment, other than due to death, or the participant's reaching age fifty-five. Benefits are payable in the same manner as retirement benefits.

     The following table sets forth the annual termination benefits that would be received under the Supplemental Plan at the specified compensation levels after the specified years of service:

                                       YEARS OF SERVICE
               -----------------------------------------------------------------
REMUNERATION      12         13         14         15         16          17
------------   --------   --------   --------   --------   --------   ----------
 $  800,000    $240,000   $272,000   $304,000   $336,000   $368,000   $  400,000
    900,000     270,000    306,000    342,000    378,000    414,000      450,000
  1,000,000     300,000    340,000    380,000    420,000    460,000      500,000
  1,100,000     330,000    374,000    418,000    462,000    506,000      550,000
  1,200,000     360,000    408,000    456,000    504,000    552,000      600,000
  1,300,000     390,000    442,000    494,000    546,000    598,000      650,000
  1,400,000     420,000    476,000    532,000    588,000    644,000      700,000
  1,500,000     450,000    510,000    570,000    630,000    690,000      750,000
  1,600,000     480,000    544,000    608,000    672,000    736,000      800,000
  1,700,000     510,000    578,000    646,000    714,000    782,000      850,000
  1,800,000     540,000    612,000    684,000    756,000    828,000      900,000
  1,900,000     570,000    646,000    722,000    798,000    874,000      950,000
  2,000,000     600,000    680,000    760,000    840,000    920,000    1,000,000

     In June 2000, the Compensation Committee modified the termination benefits for Messrs. Girod and Stapleton. Effective September 24, 1999, Mr. Girod vested in an annual benefit equal to 26% of Average Cash Compensation, increased by 2% per year for the following 2 years of service and by 4% per year of service thereafter, up to a maximum of 50%. Mr. Stapleton vested in an annual benefit equal to 24% of Average Cash Compensation, increased by 2% per year for the following 3 years of service and by 4% per year of service thereafter, up to a maximum of 50%.

     DEATH BENEFIT. A pre-retirement death benefit equal to 3 times the highest annual cash compensation achieved by the participant during employment with the Company is paid to the beneficiaries of a participant who dies prior to the commencement of benefits under the Supplemental Plan. Dr. Harman is not entitled to this benefit.

SEVERANCE AND EMPLOYMENT AGREEMENTS

     The Company entered into Severance Agreements ("Severance Agreements"), containing materially identical terms and conditions, with each of Dr. Harman and Messrs. Girod, Stapleton and Meredith as of June 20, 2000. Each provides that if, within 2 years after a change in control, the executive officer is terminated without cause or under certain circumstances terminates his own employment, the Company will pay to him a lump sum equal to three times the sum of his highest annual base salary rate and his highest incentive pay during the three fiscal years preceding the change in control. The Severance Agreements also provide that the Company may pay a limited gross-up for excise taxes under certain circumstances. The initial term of the Severance Agreements is until December 31, 2001; thereafter the Severance Agreements automatically renew for an additional calendar year if neither party gives notice to terminate by September 30 of the prior calendar year.

     Mr. Palin serves as Vice President-Controller of the Company pursuant to an employment agreement dated September 1, 1999 which provides for an annual base salary of L165,000 as well as rights under the Company's stock option plans and UK health and life insurance plans. Termination of employment is subject to a twelve-month notice period beginning June 30, 2001.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, as of August 1, 2000, the beneficial ownership of the Company's Common Stock for (a) all stockholders known by the Company to beneficially own more than 5% of the Common Stock, (b) each of the Company's current Directors, (c) the Company's Chief Executive Officer and the four other most highly paid executive officers of the Company and (d) all of the Company's Directors and executive officers as a group. Some of the information in the table is based upon information contained in filings made by the beneficial owner with the Securities and Exchange Commission ("Commission").

                                              AMOUNT AND NATURE OF
                   NAME                      BENEFICIAL OWNERSHIP(1)   APPROXIMATE PERCENT
                   ----                      -----------------------   -------------------
FMR Corp.
  82 Devonshire Street
  Boston, Massachusetts 02109..............         1,547,600(2)               8.9 %
Strong Schafer Capital Management, LLC.....         1,207,500(3)               6.8 %
  Schafer Capital Management, Inc. and
  David K. Schafer
  101 Carnegie Center
  Princeton, New Jersey 08540
  Schafer Cullen Capital Management, Inc.
  645 Fifth Avenue
  New York, New York 10022
Lazard Freres & Co. LLC....................         1,182,335(4)               6.8 %
  30 Rockefeller Plaza
  New York, New York 10020
Reich & Tang Asset Management L.P..........           973,400(5)               5.6 %
  600 Fifth Avenue
  New York, New York 10020
Sidney Harman..............................         1,320,247(6)               7.2 %
  Harman International Industries,
     Incorporated
  1101 Pennsylvania Avenue, N.W.
  Suite 1010
  Washington, D.C. 20004
Bernard A. Girod...........................           163,811(7)               *
Shirley M. Hufstedler......................            24,928                  *
Ann McLaughlin.............................             6,855                  *
Edward H. Meyer............................            39,852                  *
Stanley A. Weiss...........................             7,300                  *
Gregory P. Stapleton.......................           134,514(8)               *
Frank Meredith.............................            61,720(9)               *
William Palin..............................            12,450                  *
All Directors and executive officers as a
  group (12 persons).......................         1,799,064(10)             10.4 %

---------------
  *  Less than 1%

 (1) Under the rules of the Commission, a beneficial owner of a security is one who has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be a beneficial owner of the same securities. A person also beneficially owns any securities to which that person has the right to acquire beneficial ownership within 60 days. Accordingly, the table includes shares of Common Stock that may be acquired pursuant to stock options exercisable within 60 days from August 1, 2000 as follows:
     Dr. Harman (582,250 shares), Mr. Girod (112,850 shares), Ms. Hufstedler (21,063 shares), Ms. McLaughlin (6,750 shares), Mr. Meyer (17,263 shares), Mr. Weiss (1,850 shares), Mr. Stapleton (106,000 shares), Mr. Meredith (48,700 shares), Mr. Palin (10,350 shares) and all Directors and executive officers as a group (928,416 shares).

 (2) Information in this table and its notes with respect to FMR Corp. is derived from the Schedule 13G filed on February 11, 2000 with the Commission by and on behalf of FMR Corp. Edward C. Johnson 3d, Chairman of FMR Corp. and his wife Abigail P. Johnson, a Director of FMR Corp. are also deemed to be the beneficial owners of the 1,547,600 shares of Common Stock reported in the table as beneficially owned by FMR Corp. by virtue of their positions with and ownership of FMR Corp. Of the 1,547,600 subject shares, 52,500 shares are held in an institutional account managed by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., with respect to which each of FMR Corp. and Edward C. Johnson 3d has sole dispositive power and sole voting power, and 1,495,100 shares are held by several investment companies for which Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., serves as investment adviser and for which each of FMR Corp. and Edward C. Johnson 3d has sole dispositive power but no voting power.

 (3) Information in this table and its notes with respect to Strong Schafer Capital Management, LLC, Schafer Capital Management, Inc., David K. Schafer and Schafer Cullen Capital Management, Inc. is derived from the Schedule 13G filed on February 22, 1999 with the Commission by and on behalf of them. Of the 1,207,500 subject shares, 101,400 are held by Schafer Cullen Capital Management, Inc. on behalf of its investment advisory clients with respect to which Schafer Cullen Capital Management, Inc. has sole voting and dispositive power, 1,106,100 shares are held by Schafer Capital Management, Inc., on behalf of its investment advisory clients, with respect to which Schafer Capital Management, Inc. has sole voting and dispositive power, and 1,030,000 are held by Strong Schafer Capital Management, LLC,on behalf of its investment advisory clients, with respect to which Strong Schafer Capital Management, LLC has been granted sole voting and dispositive power by its clients. Mr. Schafer has sole voting and dispositive power over the same shares held by Strong Schafer Capital Management, LLC and Schafer Capital Management, Inc. as a result of his position with and ownership of Schafer Capital Management, Inc. In addition, Mr. Schafer has shared voting and dispositive power over the same shares beneficially owned by Schafer Cullen Capital Management, Inc. a result of his position with and ownership of Schafer Cullen Capital Management, Inc.

 (4) Information in this table and its notes with respect to Lazard Freres & Co. LLC ("Lazard Freres") is derived from the Schedule 13G filed on February 2, 2000 with the Commission by and on behalf of Lazard Freres. Lazard Freres beneficially owns 1,182,335 shares in client investment advisory accounts, with respect to which Lazard Freres holds sole dispositive power over all of those shares and sole voting power of 980,015 of those shares.

 (5) Information in this table and its notes with respect to Reich & Tang Asset Management L.P. ("Reich & Tang") is derived from the Schedule 13G filed on February 15, 2000 with the Commission by and on behalf of Reich & Tang. Reich & Tang beneficially owns 973,400 shares on behalf of client investment advisory accounts, with respect to which Reich & Tang holds shared voting power and shared dispositive power.

 (6) This amount includes: 401,323 shares held in a trust for which Dr. Harman has sole dispositive and sole voting power; 61,497 shares held in two irrevocable trusts for various family members for which Dr. Harman has sole voting power but shared dispositive power; 100,000 shares held by the Sidney Harman Charitable Remainder Trust for which Dr. Harman acts as co-trustee and for which he has shared dispositive power and shared voting power; and 140,731 shares held by family members for which Dr. Harman has sole voting power pursuant to revocable proxies and for which Dr. Harman disclaims beneficial ownership. As noted in footnote 1, the number of shares beneficially owned by Dr. Harman also includes 582,250 shares that may be acquired pursuant to stock options exercisable within 60 days from August 1, 2000. The 582,250 shares subject to stock options include a long-term performance incentive option to purchase 315,000 shares granted to Dr. Harman on November 9, 1993 (as adjusted to reflect the 5% stock dividend paid by the Company in August 1995). Because the Company exceeded the performance criteria for each of fiscal years 1995, 1996, 1997, 1998, and 2000 the shares relating to this option are now fully exercisable.

 (7) This amount includes 3,300 shares held by Mr. Girod in the Company's
     Section 401(k) Retirement Savings Plan ("401(k) Plan").

 (8) This amount includes 6,474 shares held by Mr. Stapleton in the 401(k) Plan.

 (9) This amount includes 4,330 shares held by Mr. Meredith in the 401(k) Plan.

(10) This amount includes 14,306 shares held by all Directors and executive officers as a group in the 401(k) Plan.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Directors, executive officers, and greater than 10% beneficial owners are required by the Commission to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's Directors and executive officers, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with during fiscal year 2000.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares cumulative total returns (assuming reinvestment of dividends) on the Common Stock, the S&P Composite-500 Stock Index and a peer company index (based on the Company's Standard Industrial Code) for the five-year period ending June 30, 2000. This stock price performance graph assumes that the value of the investment in the Common Stock and each index was $100 on July 1, 1995. The stock price performance shown on the graph below is not necessarily indicative of future price performance.
Shareholder Graph

                               HARMAN INTERNATIONAL            S&P 500 INDEX                PEER GROUP
                               --------------------            -------------                ----------
Jun95                                 100.00                      100.00                      100.00
Jun96                                 128.28                      126.00                      136.60
Jun97                                 110.20                      169.72                      174.93
Jun98                                 101.16                      220.91                      165.38
Jun99                                 116.20                      271.18                      208.83
Jun00                                 161.86                      290.84                      362.31

     The peer company index was derived using the following peer companies:
Boston Acoustics, Inc., Carver Corp., Emerson Radio, Home Theater Products International, Inc. (through June 1997 only) Koss Corp., Pioneer Corp. (ADRs), Polk Audio, Incorporated (through June 1998 only), Sensory Science Corporation, Sony Corp. (American shares) and Zenith Electronics Corp.

                              INDEPENDENT AUDITOR

     KPMG LLP served as the independent auditor of the Company for fiscal year 2000 and has been selected by the Board to serve as the Company's independent auditor for fiscal year 2001. Representatives of KPMG LLP who attend the Meeting will have an opportunity to make a statement, and will be available to respond to questions.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Stockholders wishing to submit a proposal for consideration at the 2001 Annual Meeting should submit the proposal in writing to the Company at 1101 Pennsylvania Avenue, N.W., Suite 1010, Washington, D.C. 20004. Proposals must be received by the Company no later than May 14, 2001 for inclusion in next year's proxy materials. Any stockholder seeking to have a proposal considered at, but not included in the proxy statement for, the 2001 Annual Meeting, must notify the Company of the proposal in the manner set forth above no later than July 13, 2001. If the 2001 Annual Meeting is not publicly announced at least 75 calendar days before the date established for the 2001 Annual Meeting in the announcement, then the Company must receive the notice of a stockholder's proposal not later than the close of business on the 10th calendar day following the date of initial public announcement of the 2001 Annual Meeting.

                                 OTHER MATTERS

     The Company bears the cost of preparing and mailing the Proxy Statement, the form of proxy and any other material sent to stockholders in connection with this solicitation. In addition to solicitations by mail, officers and other employees of the Company may solicit proxies personally or by telephone or facsimile.

     The Board does not intend to present and knows of no others who intend to present any matter of business at the Meeting other than those matters set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Bernard A. Girod
                                          Bernard A. Girod
                                          Vice Chairman and
                                          Chief Executive Officer
Washington, D.C.
September 11, 2000

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR 2000, AS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE TO EACH STOCKHOLDER UPON WRITTEN REQUEST TO SANDRA B. ROBINSON, VICE PRESIDENT, HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED, 1101 PENNSYLVANIA AVENUE, N.W., SUITE 1010, WASHINGTON, D.C. 20004.

                  HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
                ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 9, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints each of Frank Meredith and Sandra B. Robinson, with the power to appoint his or her substitute, as Proxy and authorizes each to represent and vote all the shares of Common Stock of Harman International Industries, Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on November 9, 2000 and at any adjournment thereof, as specified on the reverse side hereof and in the Notice of Annual Meeting of Stockholders and the Proxy Statement dated September 11, 2000.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE HEREOF OR, IF NOT SPECIFIED, WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR SET FORTH IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

-------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                        Please mark   [X]
                                       your votes as
                                       indicated in
                                       this example.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS SET FORTH IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2.


  1. Election of Gregory P. Stapleton, Edward H. Meyer          2. Proposal to amend the Companys Restated and
      and Stanley A. Weiss as Directors                             Amended Certificate of Incorporation

         FOR all                      WITHHOLD vote
        nominees                     for all nominees                   FOR          AGAINST          ABSTAIN

          [  ]                             [  ]                         [  ]          [  ]             [  ]


(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
              STRIKE A LINE THROUGH THE NOMINEE'S NAME.)



                                      Please date and sign exactly as the name appears below and return this proxy in the enclosed envelope. Persons signing as executors, administ-
                                      rators, trustees, etc. should so indicate. If shares are held jointly, each joint owner should sign. In the case of a corporation or partnership, the full name of the organization should be used and the signature should be that of a duly authorized officer or partner.


                                      Dated:                                                          , 2000
                                      ----------------------------------------------------------

                                      -----------------------------------------------------------------------
                                                            Signature

                                      -----------------------------------------------------------------------
                                                    Signature (if held jointly)
-------------------------------------------
Please mark inside boxes so that data               USING BLUE OR BLACK INK, PLEASE MARK, SIGN, AND PROMPTLY RETURN THIS
processing equipment will record your votes         PROXY CARD IN THE ENVELOPE PROVIDED
-------------------------------------------

-------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -




                 HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

                     YOUR VOTE IS IMPORTANT TO THE COMPANY

                      PLEASE SIGN AND RETURN YOUR PROXY BY
                   TEARING OFF THE TOP PORTION OF THIS SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE